Calculation of Filing Fee Tables
S-8
Ensysce Biosciences, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.0001 per share	Other	828,749	$ 0.381	$ 315,753.37	0.0001381	$ 43.61
Total Offering Amounts:						$ 315,753.37		$ 43.61
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 43.61
Offering Note
[1]	Pursuant to Rules 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant's Common Stock quoted on The Nasdaq Capital Market LLC on April 27, 2026. Represents 828,749 additional shares reserved for issuance under the Ensysce Biosciences, Inc. Amended and Restated 2021 Omnibus Incentive Plan, as amended (the "Plan"). Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be necessary to account for adjustment provisions under the Plan as a result of stock splits, stock dividends or similar transactions.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources